Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports Strong Growth in Sales, Profitability and Backlog for Second Quarter Fiscal 2022; Expects Double-Digit Growth and Record Sales for FY 2022

Q2 Sales Up 17% and Q2 Net Income Up 93% Year-over-Year; Backlog up 64% from FYE

MILTON, NY, October 13, 2021 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the second quarter and first half periods of fiscal year 2022, ended August 31, 2021.

Second Quarter FY2022 Financial Highlights:

(Compared with prior-year period unless otherwise noted)

•	Net sales were $4,070,000, up 17% or $589,000, driven by increased sales of OEM systems to the China market.
•	Gross Profit increased 28% to $2,074,000 due to higher sales and product mix.
•	Gross Margin expanded 440 basis points to 51.0% primarily due to product mix.
•	Operating income increased 123% to $449,000, compared to $201,000.
•	Net income was $344,000, an increase of 93%.
•	Backlog reached a record high of $6,332,000, an increase of 45% compared with backlog of $4,380,000 on May 31, 2021 (the end of the fiscal Q1) and increased 64% compared to backlog of $3,851,000 on February 28, 2021 (the end of fiscal 2021).
•	Uplisted to Nasdaq Capital Market on August 27, 2021.

First Half Fiscal 2022 Highlights

(Compared with prior-year period unless otherwise noted)

•	Net Sales were $7,715,000, an increase of 12%, primarily driven by strength in the semiconductor and electronic diagnostic coating markets.
•	Gross Profit increased 23% to $3,898,000 due to higher sales and product mix.
•	Gross Margin expanded 440 basis points to 50.5% primarily due to product mix and lower than expected warranty and installation costs.
•	Operating Income increased 105% to $791,000 due to increases in gross profit, partially offset by increases in operating expenses.
•	Income before taxes increased 94% to $802,000, excluding the benefit from PPP loan forgiveness of $1.0 million.
•	As of August 31, 2021, the Company had no outstanding debt.

Guidance

•	Sales Growth Guidance for the third and fourth quarters of FY2022 is for double digit increases over the comparable periods of last year.
•	Sono-Tek continues to expect the highest annual sales in corporate history for fiscal year 2022, ending February 28, 2022.

Dr. Christopher L. Coccio, Chairman and CEO, commented, “Sono-Tek had another strong performance in the second quarter of fiscal 2022. Net sales increased 17% with strength in multi-axis coating systems and the OEM markets for semiconductor and fluxing systems. The electronics/microelectronics segment again accounted for a large portion of the quarter’s sales, 36% compared to 23% in the second quarter of last fiscal year, driven by sales of systems for diagnostic coatings on electronic devices for COVID-19 test kits and the ongoing global shortages and investments in semiconductors. Approximately 62% of sales originated outside of the US and Canada in the quarter. APAC accounted for 65% of foreign sales, led by sales to China. We expect continued international growth as countries around the world roll back COVID-19 restrictions and bring manufacturing capacity back online. We’ve already begun to see increased activity in our global network of process development labs. We effectively contained costs in the quarter and the product mix was favorable, enabling a 28% increase in gross profit to $2.1 million and a 440 basis point expansion in gross margin to 51.0%. Operating income more than doubled and net income increased 93%. Backlog reached a record high of $6.3 million, an increase of 45% from the end of the first quarter and an increase of 64% from the end of our last fiscal year on February 28, 2021.

“The outlook is strong as well. We expect double digit sales increases for both the third and fourth quarters of the fiscal year based on the strength of our backlog. We expect this growth to generate the highest annual sales in corporate history for the year ending in February 2022. We’re very excited about this expanded revenue which reflects the success of our strategic shift to provide higher value, complete machine solutions and larger subsystems to OEMs. Our continued positive trajectory undoubtedly facilitated the uplisting of our common stock to the Nasdaq Capital Market during the second quarter. SOTK began trading on Nasdaq on August 27th, and we rang the closing bell a few days later to mark the achievement of this important milestone,” concluded Dr. Coccio.

Year-to-Date Fiscal 2022 Results (Narrative compares with prior-year period unless otherwise noted)

	Six Months Ended August 31,		Change
	2021	2020	$	%
Net Sales	$7,715,000	$6,909,000	806,000	12%
Gross Profit	3,898,000	3,182,000	716,000	23%
Gross Margin	50.5%	46.1%
Operating Income	$791,000	$386,000	405,000	105%
Operating Margin	10.3%	5.6%
Net Income	$1,611,000	$346,000	1,265,000	366%
Net Margin	20.9%	5.0%
Diluted Earnings Per Share	$0.10	$0.02
Weighted Average Shares - Diluted	15,614,000	15,531,000

Second Quarter Fiscal 2021 Results (Narrative compares with prior-year period unless otherwise noted)

	Three Months Ended August 31,		Change
	2021	2020	$	%
Net Sales	$4,070,000	$3,481,000	589,000	17%
Gross Profit	2,074,000	1,621,000	453,000	28%
Gross Margin	51.0%	46.6%
Operating Income	$449,000	$201,000	248,000	123%
Operating Margin	11.0%	5.8%
Net Income	$344,000	$178,000	166,000	93%
Net Margin	8.5%	5.1%
Diluted Earnings Per Share	$0.02	$0.01
Weighted Average Shares - Diluted	15,602,000	15,533,000

Second Quarter FY2022 Financial Overview

Fiscal second quarter net sales were $4,070,000, up 17% or $589,000 from the second quarter of last year. The growth was primarily driven by a significant shipment of multi-axis coating systems used to coat electronic diagnostic devices for rapid COVID-19 test kits, as well as strong sales of OEM systems used in the Semiconductor and Spray Fluxing markets. The sales increases in these product lines more than offset the decrease in Integrated Coating Systems, which were lower due to the shipment of a large integrated coating machine in last year’s second quarter. The Alternative Energy market was also strong with growing investments in the clean energy sector from both government and private industry driving demand for Sono-Tek equipment for coating membranes used in fuel cells and carbon capture applications.

In the second quarter of fiscal 2022, approximately 62% of sales originated outside of the United States and Canada compared with 38% in the prior year period. Unwinding from the worst of the global pandemic, the strong sales in Q2 FY2022 were primarily driven from the Asia Pacific region (APAC), reflecting the transition of several countries emerging from COVID-19 lockdowns to bring their manufacturing operations back online.

Backlog reached a record high of $6,332,000, an increase of 45% compared with backlog of $4,380,000 on May 31, 2021 (the end of the fiscal Q1) and increased 64% compared to backlog of $3,851,000 on February 28, 2021 (the end of fiscal 2021).

For the second quarter of fiscal 2022, the gross profit margin was 51.0% compared with 46.6% for the prior year period, an improvement of 440 basis points. The improvement is due to increased sales combined with a favorable product mix.

Operating income increased 123% to $449,000 compared with $201,000 for the prior year period. Growth in revenue and gross profit were key factors in the improvement, partially offset by increased operating expenses. Operating margin for the quarter increased to 11% compared with 5.8% in the prior year period.

Net income for the second quarter was $344,000, an increase of 93%, compared with $178,000 for the prior year period. On a per share basis, earnings were $0.02 compared with $0.01 for the prior year period. Diluted weighted average shares outstanding totaled 15,602,359 compared to 15,533,010 for the prior year period.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at August 31, 2021 were $9.7 million, an increase of $1.1 million from February 28, 2021, the end of fiscal year 2021. The increase was primarily the result of the current period’s net income as well as a decrease in account receivables and an increase in customer deposits, offset by an increase in inventory to support the growth in backlog.

Capital expenditures in the second quarter totaled $147,000 and were directed to ongoing upgrades of the Company’s manufacturing facilities.  Sono-Tek anticipates total capital expenditures will total approximately $300,000 - $350,000 in the current fiscal year.

At August 31, 2021, the Company had no debt on its balance sheet.

Conference Call Information

The Company will hold a conference call to discuss its second quarter fiscal year 2022 financial results today, Wednesday, October 13th, 2021 at 11:00am EST. To participate in the call, please dial 1 (877) 270-2148 at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call. A simultaneous webcast of the call may be accessed through the Company's website, https://www.sono-tek.com/about-us/investors/events-presentations/

A replay of the call will be available at 1 (877) 344-7529, access code 10160904, through October 20, 2021.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, news releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within forecasted range of sales guidance. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

Financial Tables Follow

SONO-TEK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31,
	2021	February 28,
	(Unaudited)	2021
ASSETS

Current Assets:
Cash and cash equivalents	$6,143,106	$4,084,078
Marketable securities	3,554,124	4,563,470
Accounts receivable (less allowance of $56,123)	1,482,334	1,757,802
Inventories, net	2,923,855	2,611,106
Prepaid expenses and other current assets	124,214	151,316
Total current assets	14,227,633	13,167,772

Land	250,000	250,000
Buildings, net	1,525,958	1,575,135
Equipment, furnishings and building improvements, net	1,057,084	1,075,190
Intangible assets, net	85,736	95,456
Deferred tax asset	236,120	259,838

TOTAL ASSETS	$17,382,531	$16,423,391

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,080,255	$1,294,483
Accrued expenses	1,398,318	1,750,916
Customer deposits	1,916,784	1,166,541
Income taxes payable	202,188	53,567
Total current liabilities	4,597,545	4,265,507

Deferred tax liability	183,011	205,562
Long term debt, less current maturities	—	1,001,640
Total liabilities	4,780,556	5,472,709

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,531,285 and 15,452,656 shares issued and outstanding, respectively	155,313	154,527
Additional paid-in capital	9,104,925	9,064,994
Accumulated earnings	3,341,737	1,731,161
Total stockholders’ equity	12,601,975	10,950,682

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,382,531	$16,423,391

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended August 31,		Three Months Ended August 31,
	2021	2020	2021	2020

Net Sales	$7,714,935	$6,909,185	$4,070,467	$3,480,641
Cost of Goods Sold	3,816,771	3,727,486	1,996,468	1,859,675
Gross Profit	3,898,164	3,181,699	2,073,999	1,620,966

Operating Expenses
Research and product development costs	826,213	834,940	412,397	423,516
Marketing and selling expenses	1,504,245	1,388,987	739,603	682,270
General and administrative costs	776,222	572,254	473,423	313,852
Total Operating Expenses	3,106,680	2,796,181	1,625,423	1,419,638

Operating Income	791,484	385,518	448,576	201,328

Interest Expense	—	(17,704)	—	(9,287)
Interest and Dividend Income	11,000	25,483	7,640	2,837
Other Income	—	19,519	—	8,084
Paycheck Protection Program Loan Forgiveness	1,005,372	—	—	—

Income Before Income Taxes	1,807,856	412,816	456,216	202,962

Income Tax Expense	197,280	67,125	112,392	25,199

Net Income	$1,610,576	$345,691	$343,824	$177,763

Basic Earnings Per Share	$0.10	$0.02	$0.02	$0.01

Diluted Earnings Per Share	$0.10	$0.02	$0.02	$0.01

Weighted Average Shares - Basic	15,500,952	15,410,952	15,507,484	15,424,126

Weighted Average Shares - Diluted	15,613,930	15,530,910	15,602,359	15,533,010

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Unaudited
	Six Months Ended August 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,610,576	$345,691
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	224,233	214,280
Stock based compensation expense	40,717	16,003
Inventory reserve	(24,919)	36,000
Paycheck Protection Program Loan Forgiveness	(1,005,372)	—
Deferred tax expense	1,167	—
Decrease (Increase) in:
Accounts receivable	275,468	(418,947)
Inventories	(287,830)	(116,157)
Prepaid expenses and other current assets	27,101	58,863
(Decrease) Increase in:
Accounts payable and accrued expenses	(563,094)	(250,099)
Customer deposits	750,243	(660,588)
Income taxes payable	148,622	(6,878)
Net Cash Provided by (Used in) Operating Activities	1,196,912	(781,832)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(147,230)	(290,347)
Capital expenditure grant proceeds	—	100,000
Sale (purchase) of marketable securities	1,009,346	366,639
Net Cash Provided by Investing Activities	862,116	176,292

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	—	1,001,640
Repayment of long term debt	—	(84,040)
Net Cash Provided by Financing Activities	—	917,600

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,059,028	312,060

CASH AND CASH EQUIVALENTS
Beginning of period	4,084,078	3,659,551
End of period	$6,143,106	$3,971,611

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—	$13,972
Income Taxes Paid	$47,488	$74,004

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION
ADDITIONAL INFORMATION – MARKET AND PRODUCT SALES
(Unaudited)

Product Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2021	2020	$	%		2021	2020	$	%
Fluxing Systems	$117,000	$94,000	23,000	24%		$476,000	$438,000	38,000	8%
Integrated Coating Systems	565,000	673,000	(108,000)	(16%	)	720,000	1,849,000	(1,129,000)	(61%	)
Multi-Axis Coating Systems	1,891,000	1,985,000	(94,000)	(5%	)	3,970,000	2,898,000	1,072,000	37%
OEM Systems	845,000	232,000	613,000	264%		1,171,000	654,000	517,000	79%
Other	652,000	497,000	155,000	31%		1,378,000	1,070,000	308,000	29%
TOTAL	$4,070,000	$3,481,000	589,000	17%		$7,715,000	$6,909,000	806,000	12%

Market Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2021	2020	$	%		2021	2020	$	%
Electronics/Microelectronics	$1,448,000	$811,000	637,000	79%		$3,707,000	$3,051,000	656,000	22%
Medical	1,097,000	961,000	136,000	14%		1,814,000	1,653,000	161,000)	10%
Alternative Energy	957,000	826,000	131,000	16%		1,389,000	1,221,000	168,000	14%
Emerging R&D and Other	269,000	479,000	(210,000)	(43%	)	435,000	516,000	(81,000)	(16%	)
Industrial	299,000	404,000	(105,000)	(26%	)	370,000	468,000	(98,000)	(21%	)
TOTAL	$4,070,000	$3,481,000	589,000	17%		$7,715,000	$6,909,000	806,000	12%

Geographic Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2021	2020	$	%		2021	2020	$	%
U.S. & Canada	$1,553,000	$2,156,000	(603,000)	(28%	)	$2,781,000	$2,911,000	(130,000)	(4%	)
Asia Pacific (APAC)	1,631,000	455,000	1,176,000	258%		2,853,000	2,377,000	476,000	20%
Europe, Middle East, Asia (EMEA)	593,000	767,000	(174,000)	(23%	)	1,436,000	1,198,000	238,000	20%
Latin America	293,000	103,000	190,000	184%		645,000	423,000	222,000	52%
TOTAL	$4,070,000	$3,481,000	589,000	17%		$7,715,000	$6,909,000	806,000	12%